Exhibit 99(h)(3)

SUB-ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS SUB-ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this 31st day of October, 2012, by and between Burnham Investors Trust, a Delaware statutory trust (the “Trust”), Burnham Asset Management Corp. (the “Administrator”) and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Sub-Administrator”).

WHEREAS, the Trust is an open-end investment company registered under the 1940 Act (as defined below) and is authorized to issue Shares; and

WHEREAS, the Administrator is the administrator of the Trust; and

WHEREAS, the Trust, Administrator and the Sub-Administrator desire to enter into an agreement pursuant to which the Sub-Administrator shall provide Services (as defined below) to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Definitions    In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Sub-Administrator with Instructions and requests on behalf of the Trust or the Administrator. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust or Administrator and received by Sub-Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Sub-Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Trust.

“By-Laws” shall mean the Trust’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Agreement and Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

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“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Sub-Administrator has been appointed to provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Sub-Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Sub-Administrator from the Trust or the Administrator with respect to which the Trust has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the sub-administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund.

2.         Appointment and Services

(a)      The Trust and Administrator hereby appoint Sub-Administrator as sub-administrator and fund accountant of the Funds and hereby authorizes Sub-Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Trust and its current and prior agents and service providers, Sub-Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Sub-Administrator shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Sub-Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)      Sub-Administrator may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Sub-

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Administrator shall remain responsible to the Trust and Administrator for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Sub-Administrator were itself providing such Services.

(c)      Sub-Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Sub-Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Trust, Administrator, any Fund or by any other current or prior agent or service provider. To the extent Sub-Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)      It is understood that in determining security valuations, Sub-Administrator employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Trust shall identify to Sub-Administrator the pricing service(s) to be utilized. The Sub-Administrator shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Sub-Administrator, the Trust shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Sub-Administrator the resulting prices for use in its calculation of net asset values. The Sub-Administrator shall not be liable for such security valuations provided pursuant to the preceding sentence.

(e)      Subject to the terms of Section 8, and where applicable, the Sub-Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Sub-Administrator for the Trust. To the extent required by Rule 31a-3 under the 1940 Act, Sub-Administrator hereby agrees that all records which it maintains for the Trust hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.

(f)      Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Sub-Administrator.

(g)      Nothing in this Agreement shall be deemed to appoint Sub-Administrator and its officers, directors and employees as the Trust’s and/or the Administrator’s attorney, form an attorney-client relationship or require the provision of legal advice. The Trust and Administrator acknowledge that Sub-Administrator’s in-house attorneys exclusively represent Sub-Administrator and the Trust’s legal counsel will provide independent judgment on the Trust’s and/or Administrator’s behalf. Because no attorney-client relationship exists between Sub-Administrator’s in-house attorneys and the Trust or Administrator, any information provided to the Sub-Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Sub-Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

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3. Representations and Deliveries

(a)        The Trust shall deliver or cause the following documents to be delivered to Sub-Administrator:

(i)                 A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by the Secretary of the Trust;

(ii)               Copies of the Trust’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)             A list of each jurisdiction for which the Funds are eligible for sale as of the date of this Agreement. The Trust hereby certifies the accuracy of such list; and

(iv)              All other documents, records and information that Sub-Administrator may reasonably request in order for Sub-Administrator to perform the Services hereunder.

(b)       The Trust represents and warrants to Administrator that:

(i)                  It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)                It is duly registered as an open-end investment company under the 1940 Act.

(iii)             A Registration Statement under the 1933 Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)               It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained or will timely obtain all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)      The Trust shall cause the Trust’s officers, trustees, Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Sub-Administrator and to provide Sub-Administrator with such information, documents and communications relating to the Funds and the Trust as necessary and/or appropriate or as requested by Sub-Administrator, in order to enable Sub-Administrator to perform the Services. Fees charged by the parties in the preceding sentence shall be an expense of the Trust. Sub-Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Trust, Administrator, Investment Adviser or service provider until receipt of written notice thereof from the Trust or Administrator. In connection with the performance of

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the Services, Sub-Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Sub-Administrator by a representative of the Funds or by any of the aforementioned persons. Sub-Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.

(d)      The Board, Administrator and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus. Sub-Administrator’s monitoring and other functions hereunder shall not relieve the Board, Administrator and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Sub-Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Trust if it becomes aware of any material non-compliance which relates to the Trust.  The Sub-Administrator shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)      The Trust or its delegate will notify Sub-Administrator of any discrepancy between Sub-Administrator and the Trust, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Sub-Administrator to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)      The Trust agrees that it shall advise Sub-Administrator in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Sub-Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Sub-Administrator thereto.

(g)      Sub-Administrator represents and warrants to the Trust and Administrator that:

(i)        It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)      Sub-Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its

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obligations under this Agreement. Upon the Trust’s reasonable request, Sub-Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)      Sub-Administrator shall exercise reasonable care in the performance of the Services.

4.         Fees and Expenses

(a)      As compensation for the performance of the Services, the Administrator or the Trust, as the case may be, shall pay the Sub-Administrator for its services pursuant to this Agreement a fee as set forth on Schedule C. On the first business day of each month, the Sub-Administrator will send to the Administrator the calculation of the Administration fees and Sub-Administration fees. The Administrator will review, confirm its approval and send back instruction to the Sub-Administrator to deduct its fees directly from each Fund’s assets according to this Agreement.

Except as provided above, each of the Trust and Administrator agrees to pay Sub-Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees, minimum annual fees and average net assets will be aggregated in calculating the applicable basis point fee or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds. Each of the Trust and Administrator agrees to pay Sub-Administrator’s then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement, subject to prior notice to and written approval by the Trust. In addition, to the extent that Sub-Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Sub-Administrator shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b)             For the purpose of determining fees payable to Sub-Administrator, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Trust or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)             Sub-Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Sub-Administrator shall not be required to pay or finance any costs and expenses incurred by the Trust in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security

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pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities with respect to the Trust; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(d)      The Trust also agrees to promptly reimburse Sub-Administrator for all out-of-pocket expenses or disbursements incurred by Sub-Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Sub-Administrator, on a case-by-case basis, out-of-pocket expenses will be payable in advance and, further provided, that any individual charges over $500 will require the Adminstrator’s pre-approval. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Sub-Administrator requests advance payment, Sub-Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)      The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Sub-Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Sub-Administrator). Sub-Administrator may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

(f)       The Trust is aware that its failure to remit to Sub-Administrator all amounts due on or before the Due Date will cause Sub-Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Sub-Administrator does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay Sub-Administrator’s reasonable attorney’s fees and court costs if any amounts due Sub-Administrator in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Sub-Administrator of the Trust’s default or prevent Sub-Administrator from exercising any other rights and remedies available to it.

(g)      In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Sub-Administrator in writing of any disputed

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charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Sub-Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)      The Trust acknowledges that the fees charged by Sub-Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Sub-Administrator charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

5.       Confidential Information

Sub-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds and their portfolio holdings, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Sub-Administrator received the information. In case of any requests or demands for inspection of the records of the Funds, Sub-Administrator will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of Sub-Administrator or any of its employees, agents or representatives, and information which was already in the possession of Sub-Administrator prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.       Limitation of Liability

(a)      Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Sub-Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Sub-Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Sub-Administrator from an officer or representative of the Trust, or from any Authorized Person; (ii) any action taken or omission by a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust.

(b)      Notwithstanding anything herein to the contrary, Sub-Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such

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performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Sub-Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)      In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)      The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.         Indemnification

(a)      The Trust and Administrator agree to indemnify and hold harmless Sub-Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to:

(i)               any action or omission of Sub-Administrator except to the extent a Claim resulted from Sub-Administrator’s willful misfeasance, bad faith, or negligence in the performance of Services hereunder or from reckless disregard by it of its obligations and duties hereunder;

(ii)              Sub-Administrator’s reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Sub-Administrator from an officer or representative of the Trust, or from any Authorized Person;

(iii)             any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider (not including Sub-Administrator);

(iv)             the Trust’s and/or Administrator’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Trust’s and/or Administrator’s negligence or misconduct or breach of any representation or warranty of the Trust made herein; and

(v)         its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust.

(b)       Promptly after receipt by Sub-Administrator of notice of the commencement of an investigation, action, claim or proceeding, Sub-Administrator shall, if a claim for indemnification in respect thereof is made under this section, notify the Trust and Administrator in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Sub-Administrator or

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any Indemnified Party. The Trust and Administrator shall be entitled to participate at their own expense in the defense or, if they so elect, to assume the defense of any suit brought to enforce any such Loss, but if the Trust and Administrator elect to assume the defense, such defense shall be conducted by counsel chosen by the Trust and Administrator and approved by Sub-Administrator, which approval shall not be unreasonably withheld. In the event the Trust and Administrator elect to assume the defense of any such suit and retain such counsel and notifies Sub-Administrator of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust and Administrator’s election. If the Trust and Administrator do not elect to assume the defense of any such suit, or in case Sub-Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust and Administrator, or in case there is a conflict of interest between the Trust, Administrator and Sub-Administrator or any Indemnified Party, the Trust and Administrator will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Sub-Administrator and them. The indemnification agreement contained in this Section 7 and the Trust’s and Administrator’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Sub-Administrator and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Sub-Administrator’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Trust agrees to promptly notify Sub-Administrator of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)      The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.         Term

(a)      This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund for a three-year period beginning on the date of this Agreement (“Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods (each, such annual period a “Renewal Term”).

(b)      In the event this Agreement is terminated by the Trust or Administrator prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall be obligated to pay Administrator the remaining balance of the fees payable to Sub-Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Trust, Sub-Administrator shall deliver the records of the Trust to the Trust or its successor service provider at the expense of the Trust in a form that is consistent with Sub-Administrator’s applicable license agreements, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the

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periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Sub-Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Trust or a Fund(s), and Sub-Administrator’s agreement to provide additional Services in connection therewith, Sub-Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Sub-Administrator shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust or Administrator.

9.         Miscellaneous

(a)      Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Sub-Administrator:	UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: General Counsel

If to the Trust:	Burnham Investors Trust
1325 Avenue of the Americas, 26th Floor
New York, NY 10019
Attention: President

If to the Administrator:	Burnham Asset Management Corp.
1325 Avenue of the Americas, 26th Floor
New York, NY 10019
Attention: President

(b)      Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by the parties to this Agreement with the formality of this Agreement.

(c)      This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such

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provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)      The services of Sub-Administrator hereunder are not deemed to be exclusive. Sub-Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f)       The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)      This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund’s Declaration of Trust is on file with the Secretary of State of Delaware.

(h)      This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Trust and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i)        Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)       Sub-Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Sub-Administrator in connection with the Services provided by Sub-Administrator hereunder.

(k)     This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Sub-Administrator may, in its sole discretion and upon advance written notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l)      The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

BURNHAM INVESTORS TRUST
(the “Trust”)

By:	/s/ Pat Colletti
Title:	CFO/Treasurer
Date:	10/31/2012

BURNHAM ASSET MANAGEMENT CORP.
(the “Administrator”)

By:	/s/ Jon Burnham
Title:	President
Date:	10/31/2012

UMB FUND SERVICES, INC.
(“Sub-Administrator”)

By:	/s/ Terry Gallagher
Title:	EVP
Date:	10/31/2012

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Schedule A

to the

Sub-Administration and Fund Accounting Agreement

by and between

Burnham Investor Trust

and

Burnham Asset Management Corp.

and

UMB Fund Services, Inc.

NAMES OF FUNDS

Burnham Fund

Burnham Financial Services Fund

Burnham Financial Industries Fund

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Schedule B

to the

Administration and Fund Accounting Agreement

by and between

Burnham Investor Trust

and

Burnham Asset Management Corp.

and

UMB Fund Services, Inc.

SERVICES

Subject to the direction of and utilizing information provided by the Trust, Administrator, Investment Adviser, and the Trust’s Agents, the Sub-Administrator will provide the following services:

General

Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting

1.	Cash Processing:
a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;
b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.
2.	Investment Accounting and Securities Processing:
a.	Maintain daily portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);
b.	On a daily basis compare all trade activity received from the Investment Adviser and/or sub-adviser to the activity processed in the fund accounting records;
c.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;
d.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board of Trustees;
e.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;
f.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each day;
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g.	Provide the Investment Adviser with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:
a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Funds’ Administrator. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;
b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ Transfer Agent. Reconcile activity to the transfer agency records;
c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;
d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.
4.	Compute NAV in accordance with Fund procedures:
a.	Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Funds’ Transfer Agent.
b.	Issue daily reports detailing per share information of each Fund to such persons (including Transfer Agent, NASDAQ and other reporting agencies) as directed by the Administrator.
c.	Monitor aged income and reclaim receivable balances;
d.	Reconcile fund share and activity to transfer agency records.

Fund Administration

1.	General Fund Management:
a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Sub-Administrator to perform its duties and responsibilities under this agreement;
b.	Act as liaison among all Fund service providers.
c.	Assist the Administrator in developing a compliance calendar of SEC filing deadlines and Board activities and approvals.
2.	Coordinate Board activities:
a.	Prepare meeting agendas at the direction of the Investment Adviser, legal counsel and/or Board as requested by the Fund;
b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation, assembly, and mailing of board books in hard copy or electronic (PDF) format for quarterly Board meetings;
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c.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;
d.	Attend Board meetings, either in person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board;
3.	Financial Reporting and Audits:
a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;
b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants
c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities
4.	Compliance:
a.	On a daily basis, monitor compliance with (i) investment restrictions described in each Fund’s registration statement, (ii) SEC diversification requirements, as applicable, and (iii) its status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.
b.	Perform periodic compliance tests and provide reports on results to the Board quarterly.
c.	Provide daily, monthly and quarterly compliance reporting to the Trust as requested by the Administrator.
d.	Communicate warnings and violations to the Trust.
5.	Expenses:
a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;
b.	Coordinate the payment of expenses;
c.	Establish accruals and provide to the Funds’ Fund Accountant;
d.	Provide expense summary reporting as reasonably requested by the Fund.
6.	Filings:
a.	Prepare the following information to the Administrator and/or the Fund’s legal counsel for inclusion in the Trust’s Registration Statement on Form N-1A filings and required updates:
i.	Preparation of expense table;
ii.	Provide performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv.	Provide Investment Advisor and trustee fee data.
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b.	Using the information in sub-section (a) above, prepare and provide a first draft of the annual update to the Trust’s Registration Statement on Form N-1A to the Administrator and Fund Counsel.
c.	Make such revisions to the first draft of the Trust’s registration statement for each 485(a) and 485(b) filing as directed by the Administrator and circulate a second draft to the Administrator and Fund Counsel.
d.	Make any further revisions to the Trust’s registration statement as directed by the Administrator after the calculation of the second draft, provided that Sub-Administrator will be entitled to invoice the Administrator for making such further revisions, other than such changes provided by the Trust’s independent registered public accountant, at the Special Projects and Services rate set forth on Schedule C.
e.	Coordinate the EDGARization of the annual updates to the Trust’s Registration Statement on Form N-1A, and supplements thereto and, at the Administrator’s direction, provide approval to the third party vendor to file such annual updates and/or supplements via EDGAR.
f.	File Form N-PX based on information provided by the Investment Adviser or its delegate;
g.	Assist in compiling exhibits and disclosures for Form N-CSR and file when approved by the principal officers of the Funds;
h.	Compile data, prepare timely notices and file with the SEC pursuant to Rule 24f-2 and Form N-SAR;
i.	Prepare and file Form N-Q;
j.	File Rule 17g-1 fidelity bond filing when received from the Funds or broker.
7.	Other:
a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;
b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;
d.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser.
e.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;
f.	Maintain a regulatory compliance calendar listing various Board approval and SEC filing dates.

Tax Administration

1.	On a quarterly basis, monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;
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2.	Prepare tax work schedules for both excise tax and tax provision purposes, calculating dividend and capital gains distributions subject to review and approval by the Funds’ officers and their independent accountants;
3.	Prepare the Funds’ federal income and excise tax returns and the state income tax return for the state of Delaware and paper filings for the state of New York (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Funds’ custodian or Transfer Agent, subject to review, approval and signature by the Funds’ officers and the Funds’ independent accountants and the filing thereof by the Funds’ independent accountants;
4.	Prepare for review by the Funds’ independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures;
5.	Preparation of wash sales calculation as identified by third party service providers;
6.	Review complex corporate actions prepared by fund accounting for unique tax issues;
7.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and provided by the Investment Adviser, in tax work schedules;
8.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting;
9.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors;
10.	Assist the Funds in monitoring and maintaining documentation associated with Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes; and
11.	Periodically review and determine distributions to be paid to shareholders.

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Schedule C

to the

Administration and Fund Accounting Agreement

by and between

Burnham Investor Trust

and

Burnham Asset Management Corp.

and

and

UMB Fund Services, Inc.

FEES

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